SUCCESS MATER INVESTMENT LIMITED
( A Development Stage Company)

FINANCIAL REPORT

At December 31, 2006 and
for the years ended December 31, 2006 and 2005

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

KEITH K. ZHEN, CPA

CERTIFIED PUBLIC ACCOUNTANT

2070 WEST 6TH STREET - BROOKLYN, NY 11223 - TEL (347) 408-0693 - FAX (347) 602-4868 - EMAIL :KEITHZHEN@GMAIL.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Success Mater Investment Limited

( A development stage company)

We have audited the accompanying balance sheet of Success Mater Investment Limited ( a development stage company) as of  December 31, 2006 and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Success Mater Investment Limited ( a development stage company) as of  December 31, 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $222 as of December 31, 2006.   This factor raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Keith K. Zhen, CPA

Keith K. Zhen, CPA

Brooklyn, New York

May 10, 2007

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

BALANCE SHEET

December 31,
2006
ASSETS
Current Assets:
Cash	$1
Total Current Assets	1

Total Assets	$1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accrued expenses	$222
Total Current Liabilities	222

Stockholders' Equity:
Common stock, par value $0.13, 10,000 shares authorized;
10 shares issued and outstanding as of December 31, 2006	1
Accumulated deficiency	(222)
Stockholders' deficiency	(221)
Total Liabilities and Stockholders' Deficiency	$1

See Notes to Financial Statements

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF OPERATIONS

For the Period from
For the	For the	September 17, 2004
Year Ended	Year Ended	(inception) through
December 31,	December 31,	December 31,
2006	2005	2006

Revenues
Sales	$-	$-	$-
Costs of Sales	-	-	-
Gross Profit	-	-	-

Operating Expenses
General and administrative expenses	-	-	222
Total Operating Expenses	-	-	222

Income (Loss) from Operation	-	-	(222)

Other Income (Expenses)	-	-	-

Income (Loss) before Provision for Income Tax	-	-	(222)

Provision for Income Tax	-	-	-

Net Income (Loss)	-	-	(222)

Other Comprehensive Income (Loss)
Effects of Foreign Currency Conversion	-	-	-

Comprehensive Income (Loss)	$-	$-	$(222)

Basic and fully diluted earnings (loss) per share	$-	$-	$(22.20)

Weighted average shares outstanding	10	10	10

See Notes to Financial Statements

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

FOR PERIOD FROM SEPTEMBER 17, 2004 (INCEPTION) THROUGH DECEMBER 31, 2006

					Accumulated
	Common Stock		Additional	Retained	Other
	No Par Value		Paid-in	Earnings	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income	Totals
Balances at
the date of inception
September 17, 2004	1	$0	$-	$-	$-	$0

Proceeds from issuance of
common stock	9	1	-	-	-	1

Net income (loss)	-	-	-	(222)	-	(222)
Balances at
December 31, 2004	10	$1	$-	$(222)	$-	$(221)

Net income (loss)	-	-	-	-	-	-
Balances at
December 31, 2005	10	$1	$-	$(222)	$-	$(221)

Net income (loss)	-	-	-	-	-	-
Balances at
December 31, 2006	10	$1	$-	$(222)	$-	$(221)

See Notes to Financial Statements

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

FOR THE PERIOD SEPTEMBER 17, 2004 (INCEPTION) THROUGH DECEMBER 31, 2006

For the Period from
	For the	For the	September 17, 2004
	Year Ended	Year Ended	(inception) through
	December 31,	December 31,	December 31,
	2006	2005	2006
Operating Activities

Net income (loss)	$-	$-	$(222)

Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:

Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses	-	-	222

Net cash provided (used) by operating activities	-	-	-

Investing Activities

Net cash (used) by investing activities	-	-	-

Financing Activities

Proceeds from issuance of common stock	-	-	1
Net cash provided (used) by financing activities	-	-	1

Increase (decrease) in cash	-	-	1

Cash at beginning of period	1	1	0
Effects of exchange rates on cash	-	-	-
Cash at end of period	$1	$1	$1

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

See Notes to Financial Statements

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1- ORGANIZATION AND BUSINESS BACKGROUND

Success Mater Investment Limited ("Success" or the "Company") was incorporated on September 17, 2004 in Hong Kong under the Companies Ordinance as a limited liability company.  The Company was formed for the purpose of seeking and consummating a merger or acquisition with a business entity organized as a private corporation, partnership, or sole proprietorship as defined by Statement of Financial Accounting Standards (SFAS) No. 7.

The Company is considered to be a development stage company, as it has not generated revenue from operations.

Note 2- GOING CONCERN

As of December 31, 2006, the Company incurred an accumulated deficit of $222 since its inception. This factor raises substantial doubt about its ability to continue as a going concern. Management has taken actions to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern.  The Company is actively pursuing additional funding and a potential merger or acquisition candidate and strategic partners, which would enhance stockholders' investment.  Management believes that these actions will allow the Company to continue operations through the next fiscal year.

Note 3-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") and are presented in U.S. dollars.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.  Actual results when ultimately realized could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less.

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value due to the relatively short-term nature of these instruments.

Valuation of Long-Lived assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Revenue Recognition

Revenues are recognized when finished products are shipped to unaffiliated customers, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured.

Advertising Costs

Advertising costs are expensed as incurred and included as part of selling and marketing expenses in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-7, "Reporting for Adverting Costs".

Income Taxes

The Company accounts for income tax using SFAS No. 109 "Accounting for Income Taxes", which requires the asset and liability approach for financial accounting and reporting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130,"Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of changes in shareholders' equity consists of changes in unrealized gains and losses on foreign currency translation.  This comprehensive income is not included in the computation of income tax expense or benefit.

Related parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Foreign Currency Translation

The Company maintains its books and accounting records in Jonh Kong Dollar ("HKD" or "HK$") , which is determined as the functional currency.  Transactions denominated in currencies other than HKD are translated into HKD at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than HKD are translated into HKD using the applicable exchange rates at the balance sheet dates. Exchange differences are included in the statements of changes in shareholders' equity.  Gain and losses resulting from foreign currency transactions are included in operations.

THe Company's financial statements are translated into the reporting currency, the United States Dollar ("US$"). Assets and liabilities of the Company are translated at the prevailing exchange rate at each reporting period end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income and expense accounts are translated at the average rate of exchange during the reporting period.  Translation adjustments resulting from translation of these financial statements are reflected as accumulated other comprehensive income (loss) in the shareholders' equity.

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (Loss) Per Share

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 required presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.  Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There are no potentially dilutive securities for the years ended December 31, 2006 and 2005.

Recent Accounting Pronouncements

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements.  In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statements errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures.  SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006.  The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.  Management does not expect that the adoption of SAB No. 108 would have a material effect on the Company's financial position or result of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The standard also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The adoption of SFAS 158 is not expected to have a material effect on the Company's financial position or results of operations.

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3-  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements". ;SFAS No. 157 defines fair values, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This Statement shall be effective for financial statements issued for fiscal years beginning after November 25, 2007, and interim periods within those fiscal years.  Earlier application is encouraged provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period with that fiscal year.  The provisions of this statement should be applied, except in some circumstances where the statement shall be applied retrospectively.  The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation ("FIN") No. 48, "Accounting for Undertainty in Income Taxes, "which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently assessing whether adoption of this Interpretation will have an impact on its financial position and results of operations.

"In March 2006, the FASB issued SFAS No. 156, ""Accounting for Servicing of Financial Assets"" (""FAS 156""), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted. The adoption of SFAS No. 156 did not have a material effect on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of SFAS No. 155 had no impact on the Company's financial position or results of operations.

SUCCESS MATER INVESTMENT LIMITED

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 4-  COMMON STOCK

The Articles of Incorporation authorized the Company to issue 10,000 shares of common stock with a par value of $0.13 (HK$ 1.00).  Upon formation of the Company, one share of common stock was issued for $0.13 (HK$ 1.00).

In November 2004, nine shares of common stock were issued for $1.15 (HK$9.00).

Note 5- SUBSEQUENT EVEN

"On March 9, 2007, the sole shareholder of the Company entered into a Share Purchase Agreement (the "Agreement") with the owners of Shanxi Qinyuan Agriculture Technology Development Co., Inc. (""Qinyuan""), a limited liability company incorporated in PRC on December 27, 2006 with a registered capital of $129,870 (RMB1,000,000).  Pursuant to the Agreement,  the Company agreed to purchase 100% of the ownership in  Qinyuan for a cash consideration of $129,870.  Subsequent to completion of the Agreement, Qinyuan became a wholly-owned subsidiary of the Company.